Exhibit 99.1

Contacts:

Stephanie Ascher, Stern Investor Relations, Inc., (212) 362-1200, stephanie@sternir.com

Martina Schwarzkopf, Ph.D., Russo Partners, (212) 845-4292, martina.schwarzkopf@russopartnersllc.com

Tony Russo, Ph.D., Russo Partners, (212) 845-4251, tony.russo@russopartnersllc.com

 NEWS RELEASE

Endocyte Announces DSMB Recommendation for Continuation of Vintafolide/Docetaxel Combination and Docetaxel

Monotherapy Arms of the Phase 2b TARGET Trial in Non-Small Cell Lung Cancer

- DSMB Recommendations Following Interim Futility Analysis -

- DSMB Recommends an Amendment to Informed Consent Given that the Vintafolide Monotherapy Arm is Unlikely to be

Declared Superior to Docetaxel, Patients have Option to Continue Vintafolide Monotherapy –

- Top-Line Results for TARGET Trial Expected in Early 2014 –

WEST LAFAYETTE, Ind., Oct. 11, 2013 – Endocyte, Inc. (NASDAQ Global Market: ECYT), a biopharmaceutical company and leader in developing targeted small molecule drug conjugates (SMDCs) and companion imaging agents for personalized therapy in cancer and other serious diseases, today announced the outcomes of the planned independent Data Safety Monitoring Board (DSMB) review of the interim futility analysis for the Phase 2b TARGET trial with investigational candidate vintafolide (MK-8109/EC145). The DSMB recommended the continuation of the vintafolide combination therapy and docetaxel monotherapy arms of the trial. The DSMB also recommended investigators and patients be advised that vintafolide monotherapy is not likely to be declared superior to docetaxel in progression-free survival (PFS) at the end of the study, and patients currently on vintafolide monotherapy may continue treatment based on guidance from their investigator. Top-line results from the TARGET trial are expected in early 2014.

TARGET is being conducted in non-small cell lung cancer (NSCLC) patients with all lesions expressing the folate receptor (FR100%), as determined by the investigational companion imaging agent etarfolatide (EC20). This randomized trial is fully enrolled and included two investigational arms, vintafolide (MK-8109/EC145) monotherapy and vintafolide in combination with docetaxel, each of which is compared to a standard of care control arm, docetaxel monotherapy. The study’s primary endpoint is PFS, powered to demonstrate a 50 percent improvement in PFS (hazard ratio of 0.67) compared to the control arm. Secondary endpoints include the comparison of overall response rate, overall survival and safety.

“We are very pleased that our combination therapy of vintafolide and docetaxel successfully passed the pre-defined interim analysis, and we look forward to announcing the top-line results of this trial early next year,” said Binh Nguyen, M.D., Ph.D., vice president of clinical development at Endocyte. “The DSMB’s recommendation to allow for continued treatment in the vintafolide single-agent arm enhances our opportunity to gain important information about single agent efficacy and safety to inform future trials.”

Endocyte and partner Merck have accepted the DSMB recommendations and are informing investigators. This includes guidance that, per study protocol, investigators are required to follow all patients whether they continue therapy or not for documentation including overall survival. The companies remain blinded to the study results.

About Vintafolide (MK-8109/EC145)

Vintafolide is an investigational proprietary, injectable, folate SMDC consisting of folate (vitamin B9) linked to a potent vinca alkaloid chemotherapy agent, desacetylvinblastine hydrazide (DAVLBH). Vintafolide is designed to target the chemotherapy agent to rapidly growing cancer cells that actively take up folate via the folate receptor. The folate receptor is expressed in a wide variety of cancers including ovarian cancer.

Vintafolide (MK-8109/EC145) in combination with pegylated liposomal doxorubicin (PLD) is currently under review with the European Medicines Agency (EMA) for the treatment of adult patients with folate receptor-positive platinum-resistant ovarian cancer. Vintafolide has also been granted orphan drug status by the European Commission. Vintafolide, along with investigational companion imaging agent etarfolatide, is currently being evaluated in a Phase 3 clinical trial for platinum-resistant ovarian cancer, (PROCEED trial; ClinicalTrials.gov Identifier NCT01170650) and a Phase 2b trial for non-small cell lung cancer (NSCLC) (TARGET trial; ClinicalTrials.gov Identifier NCT01577654). A Phase 2 randomized trial of vintafolide in folate receptor-positive triple negative breast cancer is expected to be initiated in the near future.

As part of an exclusive license agreement with Endocyte, Merck is responsible for the development and worldwide commercialization of vintafolide. Endocyte would intend to co-promote vintafolide in the U.S. pending regulatory filing and approval, and is responsible for the development, manufacture and commercialization of etarfolatide worldwide.

About Etarfolatide (EC20)

Etarfolatide is an investigational folate receptor-targeted companion imaging agent that is being developed as a non-invasive method to identify tumors that express the folate receptor. These tumors are the molecular target of Endocyte's folate receptor-targeted therapeutic compounds such as vintafolide. Folic acid is used with etarfolatide for the enhancement of image quality. Etarfolatide is under review with the EMA and has been granted orphan drug status by the European Commission.

About Endocyte

Endocyte is a biopharmaceutical company and leader in developing targeted small molecule drug conjugates (SMDCs) and companion imaging agents for personalized therapy in cancer and other serious diseases.

Endocyte uses its proprietary technology to create novel SMDCs and companion imaging agents for personalized targeted therapies. The company's SMDCs actively target receptors that are expressed or over- expressed on diseased cells, relative to healthy cells. This targeted approach is designed to enable the treatment of patients with highly potent drugs into these cells. The companion imaging agents are designed to identify patients whose disease expresses the molecular target of the therapy and who therefore may be more likely to benefit from treatment. For more information, visit http://www.endocyte.com.

Forward Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the results of clinical trials and potential timing of availability of data from clinical trials. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that data from its clinical trials may not be indicative of subsequent clinical trial results; risks related to the safety and efficacy of the company’s product candidates; More information about the risks and uncertainties faced by Endocyte, Inc. is contained in the company’s periodic reports filed with the Securities and Exchange Commission. Endocyte, Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.